Exhibits 10.1

PROMISSORY NOTE

Place of Delivery:  New York, New York

$30,000,000.00	Date: July 27, 2010

FOR VALUE RECEIVED, AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Company”), promises to pay to the order of CAPITAL ONE, N.A., a national banking association (the “Lender”) the principal amount of THIRTY MILLION AND NO/100 DOLLARS ($30,000,000.00) or, if less, the aggregate amount of the Loans made by the Lender to the Company pursuant to the Credit Agreement which is outstanding on the Maturity Date.  Capitalized terms used but not defined herein are defined in the Credit Agreement.

The Company also promises to make principal payments and interest on the unpaid principal amount hereof from the date hereof until paid at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Payment Office.  Until notified of the transfer of this Note, the Company shall be entitled to deem the Lender or such person who has been so identified by the transferor in writing to the Company as the holder of this Note, as the owner and holder of this Note.  The Lender and any subsequent holder of this Note agrees that before disposing of this Note, or any part hereof, it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid on the schedule attached hereto, if any; provided, however, that the failure to make notation of any payment made on this Note shall not limit or otherwise affect the obligation of the Company hereunder with respect to payments of principal or interest on this Note.

This Note is referred to in, and is entitled to the benefits of, the Credit Agreement dated as of July 27, 2010 (the “Credit Agreement”) among the Company, the financial institutions named therein, and CAPITAL ONE, N.A, as Agent.  The Credit Agreement, among other things, (i) provides for the making of loans (the “Loans”) by the Lender to the Company from time to time in an aggregate amount first above mentioned, the indebtedness of the Company resulting from each such Loan being evidenced by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for mandatory and optional prepayments on account of principal hereof and certain principal payments prior to the maturity hereof upon the terms and conditions therein specified.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

The obligation of the Company to pay the principal of and interest on this Note at the place, at the respective times, and in the currency and manner prescribed by the Credit Agreement is absolute and unconditional.

The Company promises to pay all costs and expenses, including reasonable attorneys’ fees, incurred in the collection and enforcement of this Note.  The Company hereby waives diligence, presentment, and protest, and except as provided in the Credit Agreement, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

This Note shall be governed by, and construed in accordance with, the laws of the state of New York without giving effect to its choice of law doctrine.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer, as of the date and place first above written.

AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	American Realty Capital Trust Inc., a Maryland corporation, its general partner

	By:	/s/ William M. Kahane
Name: William M. Kahane
Title: President

TRANSACTIONS ON NOTE

Date	Amount of Loan Made	Amount of Principal Paid	Principal Balance	Interest Paid	Interest Paid Through	Notation Made By